MEDIAVEST, INC.
                           (a New Jersey corporation)

                         CERTIFICATE OF AMENDMENT TO THE
                      RESTATED CERTIFICATE OF INCORPORATION

      In accordance with the provisions of Sections 14A:9-1(d), 14A:9-2(4) and 14A:9-4(3) of the New Jersey Business Corporations Act, Mediavest, Inc. a New Jersey corporation, executes the following Certificate of Amendment to its Restated Certificate of Incorporation:

      1. The current name of the corporation is Mediavest, Inc. (the "Corporation").

      2. The following Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation (the "Certificate of Amendment") was approved by the board of directors of the Corporation (the "Board") on August 3, 2006:

      Resolved, that Article III (a) of the Restated Certificate of Incorporation of the Corporation be amended to read as follows:

            "a. Upon the filing of this Certificate of Amendment, each outstanding share of the Corporation's Common Stock will be converted and reconstituted into two and a half (2.5) shares of Common Stock (the "Forward Split"). No fractional shares shall be issued upon such conversion and reconstitution. Instead, the Corporation will pay cash equal to such fraction multiplied by the average of the high and low bid prices of the Corporation's Common Stock on the Over-the-Counter Bulletin Board during regular trading hours for the five trading days immediately preceding the record date of the Forward Split, which amount is hereby determined to equal the fair market value of the Corporation's Common Stock upon the effective time of the Forward Split.

            The total number of shares of capital stock which the Corporation is authorized to issue is Twenty Million (20,000,000) shares, consisting of Nineteen Million (19,000,000) shares of common stock, $.0001 par value per share ("Common Stock"), and One Million (1,000,000) shares of preferred stock, $.0001 par value per share ("Preferred Stock")."

      3. The number of shares outstanding at the time of the adoption of the Certificate of Amendment was: 4,000,000. The total number of shares entitled to vote thereon was : 4,000,000.

      4. The number of shares voting for and against the Certificate of Amendment is as follows:

            Shares Voting for Amendment          Shares Voting Against Amendment
            ---------------------------          -------------------------------

            3,720,000                            None


Dated as of August 3, 2006               MEDIAVEST, INC.


                                         By:
                                             -----------------------------------
                                             Robert Ellin, Chairman of the Board


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